Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Weyco Group, Inc. (the "Company") of our report dated March 9, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which is included in the Company's annual report on Form 10-K for the year ended December 31, 2016.

Milwaukee, WI

June 5, 2017